Exhibit 99.1

GameStop Reports Record First Quarter 2011 Results

Earnings Per Share Rise 17%

Digital Sales Expand 53%

GRAPEVINE, Texas--(BUSINESS WIRE)--May 19, 2011--GameStop Corp. (NYSE: GME), the world’s largest multichannel video game retailer, today reported record sales and earnings for the first quarter ended April 30, 2011.

Financial Results

Total sales for the first quarter of 2011 increased 9.5% to $2.28 billion, in comparison to $2.08 billion in the prior year quarter. Total company comparable store sales were 5.3%, driven primarily by strong HD console sales, the Nintendo 3DS launch and a 9.5% growth of pre-owned products. Digital sales increased 53% over last year as each digital segment experienced strong growth.

The top five selling games during the quarter were Nintendo’s Pokémon Black and White, Mortal Kombat from Warner Home Video Games, Capcom’s Marvel vs. Capcom 3: Fate of Two Worlds, Call of Duty: Black Ops from Activision and THQ’s Homefront.

Net earnings increased 6.9% to $80.4 million, as compared to net earnings of $75.2 million in the prior year quarter. Diluted earnings per share increased 16.7% to $0.56, as compared to $0.48 in the prior year quarter.

Paul Raines, chief executive officer, stated, “GameStop continues to execute its strategic plan. Our strong comparable store sales reflect record share gains, pre-owned sales acceleration, robust digital sales growth and extraordinary consumer acceptance of our PowerUp Rewards™ loyalty program. Our unique, multichannel business model makes the GameStop network the premier gaming provider.”

Rob Lloyd, chief financial officer, said, “We delivered record financial results while continuing to make investments in our digital channel, including the acquisitions of Spawn Labs and Impulse, Inc. The strength of our balance sheet and consistent cash flow allows us to invest in future growth channels while returning value to shareholders.”

Earnings Guidance

For the second quarter of fiscal 2011, the company expects comparable store sales to range from -2.0% to flat. Diluted earnings per share are expected to range from $0.20 to $0.23. As expected, the decline in year-over-year earnings stems primarily from the previously announced planned investments GameStop is making in its strategic initiatives, which will be approximately $0.04 per share in the second quarter.

GameStop is reiterating its full year diluted earnings per share guidance range of $2.82 to $2.92, representing a 6.4% to 10.2% increase over fiscal 2010. Full year comparable store sales are still expected to range from 3.5% to 5.5%.

Share Repurchase Update

During the first quarter, GameStop purchased 5.92 million shares at an average price of $19.88, or $117.7 million worth of stock.

Note that earnings guidance only includes the effect of the shares purchased thus far in fiscal 2011 from the $500 million share and debt repurchase plan authorized in February 2011.

Conference Call and Webcast Information

A conference call with GameStop Corp.’s management is scheduled for May 19, 2011 at 10:00 a.m. CT to discuss the first quarter sales and earnings results. The conference call will be simulcast on the Internet at http://investor.gamestop.com/. The conference call will be archived on the website until July 19, 2011.

GameStop is scheduled to present at Citi's 2011 Global Consumer Conference at 10:00 a.m. ET on Tuesday, May 24 at the Westin Times Square Hotel in New York City.

About GameStop

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multichannel video game retailer. GameStop’s retail network and family of brands include 6,573 company-operated stores in 17 countries worldwide and online at www.GameStop.com. Our network also includes: www.Kongregate.com, a leading browser-based game site; Game Informer(R) magazine, the leading multi-platform video game publication; Spawn Labs, a streaming technology company; and Impulse, Inc., a digital distribution platform available at www.impulsedriven.com.

General information on GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2011, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of video game titles for current generation consoles; the risks associated with expanded international operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended January 29, 2011 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.gamestop.com.

GameStop Corp.
Statements of Operations
(in millions, except per share data)

	13 weeks	13 weeks
	ended	ended
	April 30, 2011	May 1, 2010

Sales	$2,281.4	$2,082.7
Cost of sales	1,661.2	1,511.9

Gross profit	620.2	570.8

Selling, general and administrative
expenses	442.7	403.8
Depreciation and amortization	46.4	42.5

Operating earnings	131.1	124.5

Interest expense, net	6.1	9.6

Earnings before income
tax expense	125.0	114.9

Income tax expense	45.0	40.1

Consolidated net income	80.0	74.8
Net loss attributable to noncontrolling interests	0.4	0.4
Consolidated net income attributable to GameStop	$80.4	$75.2

Net income per common share:
Basic[1]	$0.56	$0.49
Diluted[1]	$0.56	$0.48

Weighted average common shares
outstanding:
Basic	142.7	153.6
Diluted	143.7	156.5

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	72.8%	72.6%

Gross profit	27.2%	27.4%

Selling, general and administrative
expenses	19.4%	19.4%
Depreciation and amortization	2.0%	2.0%

Operating earnings	5.8%	6.0%

Interest expense, net	0.3%	0.5%

Earnings before income
tax expense	5.5%	5.5%

Income tax expense	2.0%	1.9%
Consolidated net income	3.5%	3.6%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income attributable to GameStop	3.5%	3.6%

[1] Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop.

GameStop Corp.
Balance Sheets
(in millions, except per share data)

	April 30,	May 1,
	2011	2010
ASSETS:
Current assets:
Cash and cash equivalents	$395.8	$431.9
Receivables, net	50.6	36.0
Merchandise inventories	1,306.1	1,152.1
Prepaid expenses and other current assets	106.2	99.8
Deferred taxes	24.1	16.6
Total current assets	1,882.8	1,736.4

Property and equipment:
Land	25.7	11.7
Buildings & leasehold improvements	590.8	530.2
Fixtures and equipment	840.7	731.1
	1,457.2	1,273.0
Less accumulated depreciation and amortization	837.8	697.7
Net property and equipment	619.4	575.3

Goodwill, net	2,081.2	1,941.3
Other noncurrent assets	344.0	282.4
Total assets	$4,927.4	$4,535.4

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$872.2	$767.5
Accrued liabilities	629.1	517.9
Total current liabilities	1,501.3	1,285.4

Other long-term liabilities	177.2	122.5
Senior notes payable, net of discount	249.2	447.6
Total liabilities	1,927.7	1,855.5

Stockholders' equity:
Preferred stock - authorized 5.0 shares; no shares
issued or outstanding	0.0	0.0
Class A common stock - $.001 par value; authorized 300.0 shares;
141.3 and 152.9 shares outstanding, respectively	0.1	0.2
Additional paid-in-capital	823.1	1,091.9
Accumulated other comprehensive income	292.3	115.4
Retained earnings	1,886.2	1,472.9
Equity attributable to GameStop Corp. stockholders	3,001.7	2,680.4
Equity (deficit) attributable to noncontrolling interest	(2.0)	(0.5)
Total equity	2,999.7	2,679.9
Total liabilities and stockholders' equity	$4,927.4	$4,535.4

Schedule I
GameStop Corp.
Sales Mix

	13 Weeks Ended		13 Weeks Ended
	April 30, 2011		May 1, 2010
		Percent		Percent
	Sales	of Total	Sales	of Total
Sales (in millions):

New video game hardware	$432.4	19.0%	$348.3	16.7%
New video game software	914.7	40.1%	873.1	41.9%
Used video game products	625.0	27.4%	570.8	27.4%
Other	309.3	13.5%	290.5	14.0%

Total	$2,281.4	100.0%	$2,082.7	100.0%

Schedule II
GameStop Corp.
Gross Profit Mix

	13 Weeks Ended		13 Weeks Ended
	April 30, 2011		May 1, 2010
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$30.1	7.0%	$21.2	6.1%
New video game software	174.9	19.1%	174.5	20.0%
Used video game products	300.0	48.0%	274.4	48.1%
Other	115.2	37.2%	100.7	34.7%

Total	$620.2	27.2%	$570.8	27.4%

CONTACT:
Media Contact:
Chris Olivera
Vice President,
Corporate Communications
GameStop Corp.
(817) 424-2130
or
Investor Contact:
Matt Hodges
Divisional Vice President,
Investor Relations
GameStop Corp.
(817) 424-2130